Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated December 11, 2018, with respect to the consolidated financial statements of Media Recovery, Inc., dba SpotSee Holdings, as of September 30, 2018 and 2017 and for the years ended September 30, 2018, 2017 and 2016, as an exhibit to the Annual Report on Form 10-K/A of Capital Southwest Corporation for the fiscal year ended March 31, 2018, filed with the Securities and Exchange Commission. We consent to the incorporation by reference of said report in the Registration Statements of Capital Southwest Corporation on Forms S-8 (File No. 333-227117, effective August 30, 2018; File No. 333-207296, effective October 5, 2015; File No. 333-177433, effective October 21, 2011; File No. 333-177432, effective October 21, 2011; File No. 333-118681, effective August 31, 2004).

/s/ Whitley Penn LLP

Dallas, Texas
December 13, 2018